EXHIBIT 99
In Memoriam: James D. Aljian, Tracinda Corporation Executive and
Member of the MGM MIRAGE Board of Directors 1932 — 2007
Lifelong Californian Worked for MGM Studios and Helped Develop Las Vegas Hotels
     LAS VEGAS, April 17 /PRNewswire/ — James D. Aljian, a longtime Tracinda Corporation executive and former senior vice president of finance for MGM Studios and MGM/UA Entertainment, passed away April 12. He was 75. (Photo: http://www.newscom.com/cgi-bin/prnh/20070417/LATU047)
     Mr. Aljian lived in Marina del Rey and was a close associate and friend of MGM MIRAGE majority shareholder Kirk Kerkorian and a member of the Board of Directors of MGM MIRAGE since 1988.
     He was also a member of the International Leisure Corporation team that developed numerous major Las Vegas resorts, including Caesars Palace, the Flamingo Hotel, the International Hotel (now the Hilton) and the original MGM Grand Hotel (now Bally’s).
     “Jim played an invaluable role on our Board and he will be very sadly missed,” said Terry Lanni, Chairman and Chief Executive Officer of MGM MIRAGE. “Our thoughts and prayers are with his family.”
     At the time of his passing, he was an executive for Tracinda Corporation and chairman of the Lincy Foundation, a charitable organization that supports numerous causes internationally.
     A statement from Tracinda Corporation reflected the impact Mr. Aljian made on each of his colleagues: “Yesterday, Tracinda lost a member of its family. Jim was a father to all of us and deeply loved. His spirit, energy and caring nature will remain with us forever.”
     Tracinda majority shareholder Kirk Kerkorian reminisced about his 46-year friendship with Mr. Aljian. “I first met Jim in 1961 when he was an auditor with Ernst & Ernst. He was tough and I knew right away that I needed him on my team. Jim’s loyal confidence and business acumen proved invaluable to me over the years, but no more valuable than his friendship, which meant so much. I will miss him more than I care to think about.”
     Mr. Aljian previously served on the boards of Western Airlines, Metro-Goldwyn-Mayer Inc., Southwest Leasing, MGM Grand Hotel, MGM Studios, MGM/UA Entertainment, Chrysler Corp. and DaimlerChrysler AG.
     For more than 30 years, Mr. Aljian served as a voting member of the Academy of Motion Picture Arts and Sciences.
     Mr. Aljian was born in Oakland, California and attended Oakland High School. He held a bachelor’s degree from the University of California at Berkeley and a master’s degree in business administration from Golden Gate University in San Francisco. He was licensed as a certified public accountant and was a member of the American Institute of CPAs.
     In his youth, Mr. Aljian was an Eagle Scout and later served his country as a decorated marksman in the United States Army’s 3rd Infantry Division.
     He was a true lover of nature and the outdoors. Many of his happiest times were spent deep-sea fishing with friends off the coast of California and Mexico or working in the orange grove at his ranch in North San Diego County.
     He is survived by his wife of 48 years, Marjorie; his sister Nancy Ashe and brother William Peter Aljian; his children Mark Aljian, Anne Trinklein, and Reed Aljian; and six grandchildren.
     Services will take place on Saturday, April 21 at 9:30 a.m. at Good Shepherd Catholic Church, 505 N. Bedford Dr., Beverly Hills.
     In lieu of flowers, the family requests that donations be made to The UCLA Foundation for the James Aljian Memorial Fund at the David Geffen School of Medicine, 10945 Le Conte Ave., Ste. 3132, Los Angeles, California 90095.